Exhibit 21.1



                              List of Subsidiaries



Quest Cherokee, LLC, a Delaware limited liability company

Bluestem Pipeline, LLC, a Delaware limited liability company

Quest Cherokee Oilfield Service, LLC, a Delaware limited liability company

Quest Energy Service, Inc., a Kansas corporation

Ponderosa Gas Pipeline Company, Inc., a Kansas corporation

Quest Oil & Gas Corporation, a Kansas corporation

STP Cherokee, Inc., an Oklahoma corporation

Producers Service, Incorporated, a Kansas Corporation

J-W Gas Gathering, LLC, a Kansas limited liability company